EXHIBIT 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	4.900% Senior Notes due 2030	457(o) and 457 (r) (1)	$600,000,000		$600,000,000	$0.00015310	$91,860

Fees to Be Paid	Debt	5.400% Senior Notes due 2035	457(o) and 457 (r) (1)	$400,000,000		$400,000,000	$0.00015310	$61,240

Fees Previously Paid	N/A	N/A	N/A	N/A				N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

			Total Offering Amounts			$1,000,000,000		$153,100

			Total Fees Previously Paid					—

			Total Fee Offsets					—

			Net Fee Due					$153,100

(1)
Calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933 and relates to the Registration Statement on Form
S-3ASR
(No.
333-275509)
filed by Public Service Enterprise Group Incorporated on November 13, 2023.